Exhibit (a)(47)

AMENDMENT NO. 41 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Establishment of New Series

Effective: November 14, 2024

THIS AMENDMENT NO. 41 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on November 14, 2024, with respect to Voya Target Retirement 2070 Fund, a new series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT’s Declaration of Trust. These resolutions serve to establish and designate the new series of VSPT.

VOYA SEPARATE PORTFOLIOS TRUST

I, Joanne F. Osberg, Senior Vice President and Secretary of Voya Separate Portfolios

Trust (“VSPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VSPT at a meeting held on November 14, 2024, with regard to the establishment of Voya Target Retirement 2070 Fund of VSPT:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the “Declaration of Trust”) of Voya Separate Portfolios Trust (“VSPT”), a Delaware statutory trust, including Article III, Section 6 and Article X, Section 1 of the Declaration of Trust, the establishment of an additional series of VSPT designated as Voya Target Retirement 2070 Fund (the “Fund”), or a substantially similar name, be, and it hereby is, approved;

RESOLVED, that pursuant to the Declaration of Trust, including Article III, Sections 1 and 6 and Article X, Section 1, the Board of Trustees of VSPT hereby establishes and designates Class A, Class I, Class R, and Class R6 shares as share classes of the Fund (the “Shares”);

FURTHER RESOLVED, that VSPT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Shares of beneficial interest of the Fund, such Shares to be issued and sold at net asset value per Share, and, in the case of fractional Shares, at a proportionate reduction in such price, in a public offering registered under the Securities Act of 1933, and in accordance with the applicable provisions of the Declaration of Trust, the by-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such Shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VSPT’s officers, with the advice of VSPT’s counsel, to conduct the offering and listing of the Shares;

FURTHER RESOLVED, that when so issued and paid for, such Shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the Fund shall have the relative rights, preferences and characteristics (including conversion of share classes) specified in the Declaration of Trust and registration statement on Form N-1A (as amended from time to time);

FURTHER RESOLVED, that, except that subject to compliance with the Investment Company Act of 1940, as amended, and the satisfaction of the conditions described in these resolutions, and without any action by the shareholders of the Fund, VSPT, on behalf of the Fund, and all existing and future classes, as set forth below shall effect the transaction described below (the “Reorganization”):

As of the close of business on a date set by the Board of Trustees (the “Board”) of Voya Separate Portfolios Trust, and pursuant to an agreement and plan of reorganization (“Reorganization Plan”), the form of which shall be presented to the Board for approval: (i) the assets and liabilities belonging to each class of the shares of Voya Target Retirement 2070 Fund shall, as provided in the Reorganization Plan, automatically be exchanged for that number of shares of the class or classes of Voya Target In-Retirement Fund approved by the Board and having the aggregate net asset value equal to the aggregate net asset value of the shares of the pertinent class or classes of Voya Target Retirement 2070 Fund, and (ii) such shares of Voya Target In- Retirement Fund shall be issued and distributed to the holders of the respective class or classes of shares of Voya Target Retirement 2070 Fund in complete liquidation of Voya Target Retirement 2070 Fund.

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the Declaration of Trust to establish the Fund, to be effective on a date deemed appropriate by the officers of VSPT; and

FURTHER RESOLVED, that Shares of the Fund be qualified or registered for sale in various states and other jurisdictions, that the officers of VSPT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said Shares as said officers may deem advisable; and that the officers of VSPT be, and each hereby is, authorized to perform in the name and on behalf of VSPT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states and jurisdictions.

By: /s/ Joanne F. Osberg__________

Name: Joanne F. Osberg

Title: Senior Vice President and Secretary

Dated: November 14, 2024